Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Second Quarter 2026 Results

Revenue up 24% Year over Year, Organic Growth 21%; GAAP EPS $1.33, Adjusted EPS $1.33

Strong Second Quarter Cash Generation; $300 Million Deployed for Common Stock Repurchases

Full Year 2026 Guidance Increased

Summary Financial Results

	Second Quarter				Six Months
Dollars in Millions; Per share amounts in dollars, diluted	2026	2025	Change		2026	2025	Change
Revenue	$2,547	$2,053	24%		$4,860	$3,995	22%

GAAP Metrics
Operating Income	$711	$521	36%		$1,464	$1,015	44%
Operating Income Margin	27.9%	25.4%	250	bps	30.1%	25.4%	470	bps
Earnings per Share (EPS)	$1.33	$1.00	33%		$2.77	$1.84	51%
Cash from Operations	$583	$446	31%		$1,036	$699	48%

Non-GAAP Metrics[1]
Adjusted EBITDA	$817	$589	39%		$1,557	$1,149	36%
Adjusted EBITDA Margin	32.1%	28.7%	340	bps	32.0%	28.8%	320	bps
Adjusted Operating Income	$733	$520	41%		$1,399	$1,011	38%
Adjusted Operating Income Margin	28.8%	25.3%	350	bps	28.8%	25.3%	350	bps
Adjusted Earnings per Share (EPS)	$1.33	$0.91	46%		$2.56	$1.77	45%
Free Cash Flow	$479	$344	39%		$838	$478	75%

1 For more information, see “Non-GAAP Financial Measures” and the schedules to this release.

Key Activity

•	Completed acquisition of CAM on April 6, 2026 for approximately $1.8 billion
•	Paid down the Company's $186 million Japanese Yen-denominated term loan facility and entered into a separate $300 million cross-currency swap, reducing annualized interest expense by $12 million
•	Increased the third quarter common stock dividend by 17% to $0.14 per share

PITTSBURGH, PA, August 6, 2026 – Howmet Aerospace (NYSE: HWM) announced results today for the second quarter 2026.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet team delivered a strong set of results, with revenue, adjusted EBITDA, adjusted EBITDA margin, and adjusted earnings per share all exceeding the high end of guidance. Revenue growth was healthy at 24% year over year and 21% excluding the net impact of the three asset transactions completed this year. Adjusted EBITDA margin expanded 340 basis points year over year to 32.1%, including the absorption of the CAM fastener acquisition in April. Free cash flow performance was excellent at $479 million after $104 million in capital expenditures, supporting the future growth rate of the Company. The free cash flow also enabled $800 million in common stock repurchases year to date through July, an amount already greater than total repurchases in 2025.”

Mr. Plant continued, “Looking ahead, Howmet is well positioned, with all our major markets in growth mode. More robust build rates for commercial aircraft are supported by record backlogs, while engine spares needs continue to increase. Defense markets remain healthy, and the focus for missiles, drones and collaborative combat aircraft continues with growth expected over the medium term. Demand in the gas turbines market is extraordinary with customers already revisiting and adding to their demand outlooks. The commercial transportation market has begun to recover, as anticipated.”

"Our capital expenditure requirements continue to increase, and we already see the need to increase this further in 2027 to support future organic growth expectations in both the aerospace and gas turbines markets. We closed the CAM acquisition in April, and the integration is on track. Continued healthy cash generation will allow us to achieve pre-CAM leverage levels in short order, with the Company well positioned to consider all paths of capital deployment optionality going forward."

2026 Guidance

	Q3 2026 Guidance			FY 2026 Guidance
Dollars in Millions; Per share amounts in dollars, diluted	Low	Baseline	High	Low	Baseline	High
Revenue	$2,565	$2,575	$2,585	$10,000	$10,050	$10,100
				Baseline	+$400
				Change
Adj. EBITDA[1]	$825	$830	$835	$3,210	$3,230	$3,250
Adj. EBITDA Margin[1]	32.2%	32.2%	32.3%	32.1%	32.1%	32.2%
				Baseline	+$170
				Change	+ 40 bps
Adj. Earnings per Share[1]	$1.34	$1.35	$1.36	$5.23	$5.27	$5.31
				Baseline	+$0.33
				Change
Free Cash Flow[1]				$1,850	$1,900	$1,950
				Baseline	+$150
				Change

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Consolidated Results

Howmet Aerospace reported second quarter 2026 revenue of $2.55 billion, up 24% year over year with organic growth of 21%, and Adjusted EPS of $1.33, up 46% year over year. Revenue was driven by 28% growth in the commercial aerospace market, 11% growth in the defense aerospace market and 38% growth in the gas turbines market.

The Company reported adjusted EBITDA of $817 million, up 39% year over year. The year-over-year increase was driven by strong growth in the commercial aerospace, defense aerospace, and gas turbines markets. Adjusted EBITDA margin was up approximately 340 basis points year over year at 32.1%.

Segment Results

Engine Products

	Second Quarter
Dollars in Millions	2026	2025	Change
Third-party sales	$1,373	$1,038	32%
Segment adjusted EBITDA	$517	$343	51%
Segment adjusted EBITDA margin	37.7%	33.0%	470	bps
Provision for depreciation and amortization	$42	$35

Engine Products reported second quarter 2026 revenue of $1.37 billion, an increase of 32% year over year, driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets. Segment Adjusted EBITDA was $517 million, up 51% year over year, driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets. The Segment absorbed approximately 485 net headcount in the quarter in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 470 basis points year over year to 37.7%.

Fastening Systems

	Second Quarter
Dollars in Millions	2026	2025	Change
Third-party sales	$589	$431	37%
Segment adjusted EBITDA	$177	$126	40%
Segment adjusted EBITDA margin	30.1%	29.2%	90	bps
Provision for depreciation and amortization	$20	$12

Fastening Systems reported revenue of $589 million, an increase of 37% year over year, driven by growth in the commercial aerospace and defense aerospace markets. Revenue includes the impacts from the CAM and Brunner acquisitions. Segment Adjusted EBITDA was $177 million, up 40% year over year, driven by growth in the commercial aerospace and defense aerospace markets and including contributions from the acquisitions. Segment Adjusted EBITDA margin increased approximately 90 basis points year over year to 30.1%.

Engineered Structures

	Second Quarter
Dollars in Millions	2026	2025	Change
Third-party sales	$269	$308	(13)%
Segment adjusted EBITDA	$64	$68	(6)%
Segment adjusted EBITDA margin	23.8%	22.1%	170	bps
Provision for depreciation and amortization	$11	$10

Engineered Structures reported revenue of $269 million, a decrease of 13% year over year, driven by the divestiture of the Savannah disk forging facility and product rationalization. Segment Adjusted EBITDA was $64 million, a decrease of 6% year over year on the exit of lower-margin business including the divestiture. Segment Adjusted EBITDA margin increased approximately 170 basis points year over year to 23.8%.

Forged Wheels

	Second Quarter
Dollars in Millions	2026	2025	Change
Third-party sales	$316	$276	14%
Segment adjusted EBITDA	$88	$76	16%
Segment adjusted EBITDA margin	27.8%	27.5%	30	bps
Provision for depreciation and amortization	$10	$10

Forged Wheels reported revenue of $316 million, an increase of 14% year over year, with 8% lower volumes in the commercial transportation market more than offset by an increase in aluminum and other inflationary cost pass through. Volumes increased 7% sequentially from the first quarter 2026, reflecting the beginning of the recovery of the North American commercial transportation market. Segment Adjusted EBITDA was $88 million and increased 16% year over year, driven by cost reductions, including lower net headcount, in response to lower volumes. Segment Adjusted EBITDA margin increased approximately 30 basis points year over year to 27.8% despite the impact of higher aluminum cost pass through.

Completed Acquisition of CAM for Approximately $1.8 Billion

On April 6, 2026, the Company completed the acquisition of Consolidated Aerospace Manufacturing, LLC (CAM) for approximately $1.8 billion from Stanley Black & Decker, Inc. CAM is a leading global designer and manufacturer of precision fasteners, fluid fittings, and other complex, highly engineered products for demanding aerospace and defense applications.

Debt Actions in Second Quarter Reduce Annualized Interest Expense by Approximately $12 Million

On May 22, 2026, the Company repaid the outstanding principal amount of its Japanese Yen-denominated, senior unsecured term loan facility for approximately $186 million with cash on hand. The Company also entered into a cross-currency swap to synthetically convert the outstanding $300 million aggregate principal amount of its 6.75% Bonds due 2028 into a Japanese Yen liability for a fixed interest rate of approximately 3.88%. The combined effect of these debt actions will reduce annualized interest expense by $12 million.

Repurchased $300 Million of Common Stock in Second Quarter 2026; $200 Million in July 2026

In the second quarter 2026, Howmet Aerospace repurchased $300 million of common stock at an average price of $250.61 per share, retiring approximately 1.2 million shares. In July 2026, the Company repurchased an additional $200 million of common stock at an average price of $276.61 per share, retiring approximately 0.7 million shares. Year to date through July, the Company has repurchased $800 million of shares at an average price of $248.29 per share, exceeding the $700 million of shares repurchased in all of 2025. As of August 6, 2026, total share repurchase authorization available was $697 million.

Quarterly Common Stock Dividend Increases 17% to $0.14 Per Share in Third Quarter 2026

On July 27, 2026, the Board of Directors declared a dividend of $0.14 per share on its common stock to be paid on August 25, 2026 to holders of record as of the close of business on August 7, 2026. The quarterly dividend represents a 17% increase from the second quarter 2026 dividend of $0.12 per share.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, August 6, 2026. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on August 6, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace, gas turbine, and transportation industries. The Company’s primary businesses focus on engine components, fastening systems, and airframe structural components necessary for mission-critical performance and efficiency, including in aerospace, defense, and gas turbine applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," “envisions,” "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," “poised,” "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; any future dividends, debt issuances, debt reduction and repurchases of its common stock; and statements regarding any acquisitions, including expected benefits. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Howmet Aerospace, including due to escalating tariff and other trade policies and energy costs, and the resulting impacts on Howmet Aerospace’s supply and distribution chains, as well as on market volatility and global trade generally; (b) the impact of potential cyber attacks and information technology or data security breaches; (c) the loss of significant customers or adverse changes in customers’ business or financial conditions; (d) manufacturing difficulties or other issues that impact product performance, quality or safety; (e) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (f) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (g) the inability to achieve anticipated or targeted financial performance, operations or competitiveness, or realization of expected benefits from acquisitions, including the effective integration of acquired businesses; (h) inability to meet increased demand, production targets or commitments; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2025 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or any dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Adjusted EBITDA is defined as Operating Income excluding Restructuring and other (credits) charges, Special Items and provision for depreciation and amortization.

Other Information

In this press release, the acronym “FY” means “full year”; “Q” means “quarter”; “YoY” means year over year; “Adj.” means adjusted; Howmet, Howmet Aerospace, or the Company means Howmet Aerospace Inc.; "organic growth" refers to the Company's revenue growth excluding the impact of acquisitions and divestitures; and references to performance by Howmet Aerospace or its segments as “record” mean its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2026	March 31, 2026	June 30, 2025
Sales	$2,547	$2,313	$2,053
Cost of goods sold (exclusive of expenses below)	1,596	1,459	1,365
Selling, general administrative, and other expenses	148	111	89
Research and development expenses	8	9	9
Provision for depreciation and amortization	84	74	69
Restructuring and other credits	—	(93)	—
Operating income	711	753	521
Interest expense, net	51	43	38
Other expense, net	11	2	14
Income before income taxes	649	708	469
Provision for income taxes	115	128	62
Net income	$534	$580	$407

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$1.33	$1.45	$1.01
Average number of shares(2)(3)	400	401	404
Earnings per share - diluted(1):
Net income per share	$1.33	$1.44	$1.00
Average number of shares(2)(3)	402	403	406
Common stock outstanding at the end of the period	400	401	404

(1)	In order to calculate both basic and diluted earnings per share through December 31, 2025, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.
(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.
(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$563	$742
Receivables from customers, less allowances of $— in both 2026 and 2025	1,040	779
Inventories	2,183	1,849
Prepaid expenses and other current assets	407	409
Total current assets	4,193	3,779
Properties, plants, and equipment, net	2,817	2,593
Goodwill	5,084	4,022
Deferred income taxes	48	40
Intangibles, net	869	457
Other noncurrent assets	240	288
Total assets	$13,251	$11,179

Liabilities
Current liabilities:
Accounts payable, trade	$1,149	$845
Accrued compensation and retirement costs	304	343
Taxes, including income taxes	87	77
Accrued interest payable	62	47
Deferred revenue	119	147
Other current liabilities	134	121
Long-term debt due within one year	1	191
Short-term borrowings	450	—
Total current liabilities	2,306	1,771
Long-term debt, less amount due within one year	4,050	2,859
Accrued pension benefits	511	546
Accrued other postretirement benefits	34	38
Other noncurrent liabilities and deferred credits	618	612
Total liabilities	7,519	5,826

Equity
Howmet Aerospace shareholders’ equity:
Common stock	400	402
Additional capital	1,919	2,531
Retained earnings	5,110	4,093
Accumulated other comprehensive loss	(1,697)	(1,673)
Total equity	5,732	5,353
Total liabilities and equity	$13,251	$11,179

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Six months ended
	June 30,
	2026	2025
Operating activities
Net income	$1,114	$751
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	158	138
Deferred income taxes	9	12
Restructuring and other credits	(93)	(4)
Net realized and unrealized losses	8	11
Net periodic pension cost	23	21
Stock-based compensation	57	39
Other	5	2
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(196)	(170)
Increase in inventories	(165)	(81)
(Increase) decrease in prepaid expenses and other current assets	(53)	6
Increase in accounts payable, trade	279	74
Decrease in accrued expenses	(59)	(47)
Decrease in taxes, including income taxes	(27)	(20)
Pension contributions	(21)	(15)
Increase in noncurrent assets	(7)	(2)
Increase (decrease) in noncurrent liabilities	4	(16)
Cash provided from operations	1,036	699
Financing Activities
Net change in commercial paper	450	—
Additions to debt	1,200	—
Repurchases and payments on debt	(186)	(77)
Debt issuance costs	(12)	—
Repurchases of common stock	(600)	(300)
Dividends paid to shareholders	(97)	(83)
Taxes paid for net share settlement of equity awards	(65)	(44)
Other	(5)	(2)
Cash provided from (used for) financing activities	685	(506)
Investing Activities
Capital expenditures	(198)	(221)
Acquisitions, net of cash acquired	(1,929)	—
Proceeds from the sale of assets and businesses	225	8
Other	2	1
Cash used for investing activities	(1,900)	(212)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	—
Net change in cash, cash equivalents and restricted cash	(179)	(19)
Cash, cash equivalents and restricted cash at beginning of period	743	565
Cash, cash equivalents and restricted cash at end of period	$564	$546

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q25	2Q25	3Q25	4Q25	2025	1Q26	2Q26
Engine Products
Third-party sales	$974	$1,038	$1,087	$1,143	$4,242	$1,253	$1,373
Inter-segment sales	$2	$3	$2	$1	$8	$2	$3
Provision for depreciation and amortization	$33	$35	$37	$39	$144	$38	$42
Segment Adjusted EBITDA	$318	$343	$362	$393	$1,416	$458	$517
Segment Adjusted EBITDA Margin	32.6%	33.0%	33.3%	34.4%	33.4%	36.6%	37.7%
Restructuring and other charges	$—	$—	$—	$88	$88	$—	$—
Capital expenditures	$85	$74	$73	$84	$316	$59	$77

Fastening Systems
Third-party sales	$412	$431	$448	$454	$1,745	$471	$589
Inter-segment sales	$—	$—	$—	$1	$1	$—	$—
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$13	$20
Segment Adjusted EBITDA	$127	$126	$138	$139	$530	$150	$177
Segment Adjusted EBITDA Margin	30.8%	29.2%	30.8%	30.6%	30.4%	31.8%	30.1%
Restructuring and other charges (credits)	$—	$1	$—	$(1)	$—	$—	$—
Capital expenditures	$10	$9	$13	$20	$52	$17	$11

Engineered Structures
Third-party sales	$304	$308	$307	$307	$1,226	$294	$269
Inter-segment sales	$7	$8	$7	$4	$26	$8	$8
Provision for depreciation and amortization	$13	$10	$10	$10	$43	$10	$11
Segment Adjusted EBITDA	$67	$68	$64	$66	$265	$66	$64
Segment Adjusted EBITDA Margin	22.0%	22.1%	20.8%	21.5%	21.6%	22.4%	23.8%
Restructuring and other credits	$(4)	$—	$—	$—	$(4)	$(93)	$—
Capital expenditures	$6	$7	$10	$13	$36	$12	$8

Forged Wheels
Third-party sales	$252	$276	$247	$264	$1,039	$295	$316
Provision for depreciation and amortization	$10	$10	$11	$11	$42	$11	$10
Segment Adjusted EBITDA	$68	$76	$73	$79	$296	$90	$88
Segment Adjusted EBITDA Margin	27.0%	27.5%	29.6%	29.9%	28.5%	30.5%	27.8%
Restructuring and other credits	$—	$(1)	$—	$—	$(1)	$—	$—
Capital expenditures	$15	$8	$9	$4	$36	$3	$4

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Operating income

	1Q25	2Q25	3Q25	4Q25	2025	1Q26	2Q26
Operating income	$494	$521	$542	$489	$2,046	$753	$711
Segment provision for depreciation and amortization	68	67	70	72	277	72	83
Unallocated amounts:
Restructuring and other (credits) charges	(4)	—	—	88	84	(93)	—
Corporate expense(1)	22	25	25	28	100	32	52
Total Segment Adjusted EBITDA	$580	$613	$637	$677	$2,507	$764	$846

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA is defined as Operating Income excluding Restructuring and other (credits) charges and Special items and Provision for depreciation and amortization. Special items, including Restructuring and other (credits) charges, are excluded from Adjusted EBITDA.

(1) Pre-tax special items included in Corporate expense

	1Q25	2Q25	3Q25	4Q25	2025	1Q26	2Q26
Acquisition and acquisition-related costs(2)	$—	$—	$—	$2	$2	$6	$22
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	(1)	—	1	1	—	—
Total Pre-tax special items included in Corporate expense	$1	$(1)	$—	$3	$3	$6	$22

(2)	Interest expense of $1 related to the CAM acquisition financing in 1Q26.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow

	Quarter ended		Six months ended
	1Q26	2Q26	2Q26
Cash provided from operations	$453	$583	$1,036
Capital expenditures	(94)	(104)	(198)
Free cash flow	$359	$479	$838

Cash provided from (used for) financing activities	$1,226	(541)	685
Cash provided from (used for) investing activities	$14	(1,914)	(1,900)

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Adjusted Net income

	Quarter ended			Six months ended
	2Q25	1Q26	2Q26	June 30, 2025	June 30, 2026
Net income	$407	$580	$534	$751	$1,114
Diluted earnings per share ("EPS")	$1.00	$1.44	$1.33	$1.84	$2.77
Average number of diluted shares	406	403	402	407	402
Special items:
Restructuring and other credits(1)	—	(93)	—	(4)	(93)
Acquisition and acquisition-related costs(2)	—	7	22	—	29
Benefits associated with closures, supply chain disruptions, and other items	(1)	—	—	—	—
Subtotal: Pre-tax special items	(1)	(86)	22	(4)	(64)
Tax impact of Pre-tax special items(3)	—	30	(4)	1	26
Subtotal	(1)	(56)	18	(3)	(38)
Discrete and other tax special items(4)	(35)	(30)	(18)	(26)	(48)
Total: After-tax special items	(36)	(86)	—	(29)	(86)
Adjusted Net income	$371	$494	$534	$722	$1,028
Adjusted EPS	$0.91	$1.22	$1.33	$1.77	$2.56

Adjusted Net income and Adjusted EPS are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other credits, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Adjusted Net income and Adjusted EPS.

(1)	Restructuring and other credits for the quarter ended 1Q26 and the six months ended June 30, 2026 included a gain on the sale of the Company's disk forging facility in Savannah, GA within Engineered Structures.

(2)	Includes legal and advisory costs, amortization expense of inventory step-up recorded in accordance with purchase accounting, and other acquisition-related costs for CAM and Brunner. Additionally, interest expense of $1 related to the CAM acquisition financing in 1Q26.

(3)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	Discrete tax items for each period included the following:

•	for 2Q25, benefits related to U.S. accounting method changes for certain prior period transaction and other costs ($17), an excess benefit for stock compensation ($13), and a net benefit related to U.S. federal and state research and development ("R&D") credits claimed for prior years ($5).

•	for 1Q26, an excess benefit for stock compensation ($21);

•	for 2Q26, a benefit to release a valuation allowance related to U.S. foreign tax credits ($22), a benefit to release a valuation allowance related to U.S. state tax losses ($10), a benefit to release a tax reserve in Germany ($3), an excess benefit for stock compensation ($1), and a charge to establish an international withholding tax reserve $16;

•	for the six months ended 2Q25, benefits related to U.S. accounting method changes for certain prior period transaction and other costs ($17), an excess benefit for stock compensation ($14), a net benefit related to U.S. federal and state R&D credits claimed for prior years ($5), a net charge related to the expiration of a tax holiday in China $6, a charge for a tax reserve established in Germany $2, and a net charge for other small items $2; and

•	for the six months ended 2Q26, a benefit to release a valuation allowance related to U.S. foreign tax credits ($22), an excess benefit for stock compensation ($22), a benefit to release a valuation allowance related to U.S. state tax losses ($10), a benefit to release a tax reserve in Germany ($3), and a charge to establish an international withholding tax reserve $16.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate

	Quarter ended			Six months ended
	2Q26			2Q26
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$649	$22	$671	$1,357	$(64)	$1,293
Provision for income taxes	$115	$22	$137	$243	$22	$265
Tax rate	17.7%		20.4%	17.9%		20.5%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for 2Q26 included Acquisition and acquisition-related costs $22. Pre-tax special items for the six months ended 2Q26 included Restructuring and other credits ($93) and Acquisition and acquisition-related costs $29.

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for the quarter ended 2Q26, a benefit to release a valuation allowance related to U.S. foreign tax credits ($22), a benefit to release a valuation allowance related to U.S. state tax losses ($10), a benefit to release a tax reserve in Germany ($3), an excess benefit for stock compensation ($1), and a charge to establish an international withholding tax reserve $16.

•	for the six months ended 2Q26, a benefit to release a valuation allowance related to U.S. foreign tax credits ($22), an excess benefit for stock compensation ($22), a benefit to release a valuation allowance related to U.S. state tax losses ($10), a benefit to release a tax reserve in Germany ($3), and a charge to establish an international withholding tax reserve $16.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, and Adjusted EBITDA margin

	Quarter ended			Six months ended
	2Q25	1Q26	2Q26	June 30, 2025	June 30, 2026
Sales	$2,053	$2,313	$2,547	$3,995	$4,860
Operating income	$521	$753	$711	$1,015	$1,464
Operating income margin	25.4%	32.6%	27.9%	25.4%	30.1%

Operating income	$521	$753	$711	$1,015	$1,464
Add:
Restructuring and other credits	$—	$(93)	$—	(4)	(93)
Acquisition and acquisition-related costs(1)	—	6	22	—	28
Benefits associated with closures, supply chain disruptions, and other items	(1)	—	—	—	—
Adjusted operating income	$520	$666	$733	$1,011	$1,399
Adjusted operating income margin	25.3%	28.8%	28.8%	25.3%	28.8%
Provision for depreciation and amortization	69	74	84	138	158
Adjusted EBITDA	$589	$740	$817	$1,149	$1,557
Adjusted EBITDA margin	28.7%	32.0%	32.1%	28.8%	32.0%

Adjusted operating income and Adjusted operating income margin are non-GAAP financial measures. Special items, including Restructuring and other credits, are excluded from Adjusted operating income. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income and Operating income margin determined under GAAP as well as Adjusted operating income and Adjusted operating income margin.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA is defined as Operating Income excluding Restructuring and other credits and Special items and Provision for depreciation and amortization. Special items, including Restructuring and other credits, are excluded from Adjusted EBITDA.

(1)	Interest expense of $1 related to the CAM acquisition financing in 1Q26.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Organic Revenue

	Quarter ended			Six months ended
	2Q25	2Q26	% Change	June 30, 2025	June 30, 2026	% Change
Sales	$2,053	$2,547	24%	$3,995	$4,860	22%
Less:
Net Acquisitions and Divestitures	$34	$100		$65	$146
Total: Organic Revenue	$2,019	$2,447	21%	$3,930	$4,714	20%

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented excluding the impact of the acquisitions of CAM (acquired April 2026) and Brunner (acquired February 2026) and the sale of the disk forging facility in Savannah, GA (divested March 2026). Management believes that it is appropriate to consider both Sales determined under GAAP as well as Organic Revenue.